SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH
1275 York Avenue, New York, NY 10065

Via E-Mail
Sergio Traversa, Pharm.D.
Interim President, Interim Chief Executive Officer and Interim Chief Financial Officer
Actinium Pharmaceutical, Inc.
straversa@actiniumpharmaceuticals.com

Sept 4, 2013

Dear Dr. Traversa,

The purpose of this Letter Agreement is to set forth the understanding between **Actinium Pharmaceutical, Inc.** ("API") and **Sloan-Kettering Institute for Cancer Research** ("SKI") regarding the total amount owed by API to SKI, for the period of 2011 to 2014, pursuant the relevant terms of the agreements listed below. This Letter Agreement does not amend or otherwise affect the obligations owed by each party under the agreements listed below. In order to facilitate the payment of the amounts that API owes to SKI, SKI will invoice API for the amounts owed pursuant each agreement listed below. The amounts payable by API are reflected in the API Invoice Schedule (attached as Exhibit A), and API agrees to pay the amounts indicated in each invoice.

The total amount that API owes SKI for the period of 2011 to 2014 is **$815,100** plus all relevant licensed intellectual property related pass through costs to be determined. In calculating the total amount that API owes to SKI, the relevant terms in the following agreements were considered:

> **Article 1**: The License, Development and Commercialization Agreement dated February 11, 2002 as amended on August 7, 2006 (the "License Agreement"), which contains the following three immediately relevant recurring payment terms that API needs to comply with: **(i)** Payment of Patent Expenses; **(ii)** a $50,000 Annual Maintenance Fee; and **(iii)** a minimum of $50,000 in Annual Research Funding, both of which are directly applicable to 2014, the year which is outside of the scope of the agreements discussed under Articles 2 and 3 below.
>
> **Article 2**: A Letter Agreement dated June 19, 2011 (the "Forgiveness Agreement"), in which SKI agreed that the amounts that had accrued under the Letter Agreement dated April 9, 2009 (the "Forbearance Agreement") would be forgiven in exchange for API's promise to pay SKI the following amounts in license fees and research funding: **(i)** $50,000 in 2011, **(ii)** $200,000 in 2012, and **(iii)** $250,000 in 2013, which schedule replaces the schedule that would have otherwise been due under the License Agreement referred to in Article 1 above, but does not alter the allocation of the payments, for the period from 2011 through 2013.
>
> **Article 3**: The two (2) Letter Agreements dated April 15, 2011 (the "Loan Agreements"), in which API requested the following two loans totaling $215,100: **(i)** $43,600; and **(ii)** $171,500.

The total amount that API owes SKI for the period of 2011 to 2014 does not include amounts API may owe for patent expenses under the License Agreement. The amount owed for patent expense will be determined at a later date and invoiced accordingly. Additionally, notwithstanding this Letter Agreement or the relevant Loan Agreement, the repayment of $43,600 loan, referenced in Article 3, will not be used for research, and will instead be deposited into the account from which the funds for the loans originated.

During the period of 2011 to 2013, API paid SKI a total of $321,500, reducing the total amount owed for the period of 2011 to 2014 to **$493,600**. In determining the reduced amount that API owes to SKI, the statements made by API in the Form 8K/A filed with the U.S. Securities and Exchange Commission on December 28, 2012 were taken into account. To partially satisfy the above mentioned outstanding obligation, the parties may enter into a proposed Sponsor Research Agreement (the "SRA") for the period of 2013 to 2014. If that SRA is executed and the SRA payments are received by SKI (a total of $339,537) then the balance of the total amount owed for the period of 2011 to 2014 would be reduced to **$154,063**. Please see Exhibit A which contains the API Invoice Schedule specifying the amounts that API owes and Exhibit B which contains a table summarizing the discussion above.

In addition to the amounts that API owes to SKI, SKI may also be entitled to a credit for any unused portion of the $255,600 that SKI paid to API for certain future services that were supposed to be rendered during 2011, as a result of a third Letter Agreement dated April 15, 2011. The amount of the credit, if any, will be determined at a later date and agreed to in writing by both parties.

This Letter Agreement, and all claims arising out of, relating to or in connection with this Agreement, are governed by and construed in accordance with the laws of the State of New York, without regard to its provisions concerning the applicability of the laws of other jurisdictions. All claims arising out of, relating to or in connection with this Letter Agreement, or the relationship between the parties hereto, are subject to the exclusive jurisdiction of and venue in the federal and state courts within New York, and both API and SKI hereby consent to the exclusive jurisdiction and venue of these courts, without regard to any conflicts of law principles.

Please indicate your agreement to the forgoing on behalf of API by signing below.

Sincerely,

SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH

By: ______________________

Gregory Raskin, M.D.
Executive Director, Office of Technology Development

Accepted and agreed as of the date first written above:
ACTINIUM PHARMACEUTICALS, INC.

By: ______________________
(Duly Authorized Officer)

Name: Sergio Traversa, Pharm.D.

Title: Interim: President; Chief Executive Officer; and Chief Financial Officer

Date: Sept 4, 2013